As filed with the Securities and Exchange Commission on March 21, 2025

Registration No. 333-280498

Registration No. 333-265770

Registration No. 333-258881

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BBX CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Florida	82-4669146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 East Las Olas Boulevard, Suite 1900 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

BBX Capital, Inc. 2021 Incentive Plan

(Full title of the plan)

Jarett S. Levan

Chief Executive Officer and President

BBX Capital, Inc.

201 East Las Olas Boulevard, Suite 1900

Fort Lauderdale, Florida 33301

(Name and address of agent for service)

954-940-4900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	☐	Accelerated filer

☒	Non-accelerated filer	☒	Smaller reporting company

		☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

BBX Capital, Inc., a Florida corporation (the “Company”), is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), which were previously filed with the Securities and Exchange Commission (the “SEC”) to terminate all offerings and deregister any and all shares of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement on Form S-8 (File No. 333-258881), filed with the SEC on August 17, 2021, registering 1,200,000 shares of the Company’s Class A Common Stock and 300,000 shares of the Company’s Class B Common Stock issuable pursuant to the BBX Capital, Inc. 2021 Incentive Plan;

•

Registration Statement on Form S-8 (File No. 333-265770), filed with the SEC on June 22, 2022, registering an additional 800,000 shares of the Company’s Class A Common Stock issuable pursuant to the BBX Capital, Inc. 2021 Incentive Plan, as amended; and

•

Registration Statement on Form S-8 (File No. 333-280498), filed with the SEC on June 26, 2024, registering an additional 750,000 shares of the Company’s Class A Common Stock issuable pursuant to the BBX Capital, Inc. 2021 Incentive Plan, as amended.

In accordance with the undertaking made by the Company in Item 9 of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under each Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on March 21, 2025.

BBX Capital, Inc.

By:	/s/ Jarett S. Levan
Name: Jarett S. Levan
Title: Chief Executive Officer and President

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.